Exhibit(d)(2)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 6, 2017, is by and among FORTIVE CORPORATION, a Delaware corporation (“Parent”), FERN MERGER SUB INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Sub”), and the entity set forth on Schedule A hereto (the “Shareholder”), solely in its capacity as a shareholder of the Company.

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.10 per share (“Common Stock”), of Landauer, Inc., a Delaware corporation (the “Company”), set forth opposite the Shareholder’s name on Schedule A (all such shares set forth on Schedule A, together with any Shares that are hereafter issued to or otherwise acquired or owned by the Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Sub to commence a tender offer for all of the issued and outstanding Shares (the “Offer”) and the merger of the Company and Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that the Shareholder, and as an inducement and in consideration therefor, the Shareholder (in the Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1 Agreement to Tender. Subject to the terms of this Agreement, the Shareholder agrees to validly tender or cause to be tendered in the Offer all of the Shareholder’s Subject Shares owned by the Shareholder as of the date of such tender (the “Tender Date”) pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than any applicable restrictions on transfer under the Securities Act). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than (10) Business Days after, the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer, the Shareholder shall (i) deliver pursuant to the terms of the Offer (A) if the Shareholder’s Subject Shares are certificated, a letter of transmittal with respect to such Subject Shares complying with the terms of the Offer and Certificate(s) representing such Subject Shares (or deliver an affidavit of loss in lieu thereof) and (B) all other documents or instruments required to be delivered by all other Company shareholders pursuant to the terms of the Offer, or (ii) cause the Shareholder’s broker or such other Person that is the holder of record of any such Subject Shares beneficially owned by the Shareholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer. If the Shareholder acquires any Subject Shares after the Tender Date, the Shareholder shall tender into the Offer such Subject Shares prior to the earlier of (x) five (5) Business Days following the date that the Shareholder shall acquire such Subject Shares and (y) the expiration date of the Offer. The Shareholder agrees that, once the Shareholder’s Subject Shares are tendered, the Shareholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement, or (B) this Agreement shall have been terminated in accordance with its terms. Notwithstanding anything herein to the contrary, if the Offer is terminated or withdrawn, or the Merger Agreement is terminated prior to the purchase of the Subject Shares in the Offer, Parent shall promptly return, and shall cause any depository to return, all the Subject Shares tendered by the Shareholder in the Offer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to Parent and Sub that:

2.1. Authorization; Binding Agreement. The Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted (to the extent such concepts are recognized in such jurisdiction) and the consummation of the transactions contemplated hereby are within the Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of the Shareholder and (b) the Shareholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Shareholder, and constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) general principles of equity governing the availability of equitable remedies (collectively, the “Bankruptcy and Equity Exception”).

2.2. Non-Contravention. None of the execution, delivery or performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby will (i) conflict with or violate any provision of the Shareholder’s organizational documents, or (ii) except as may be required by federal securities law, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance upon any of the Subject Shares pursuant to, any Contract, order or other instrument binding on the Shareholder, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact the Shareholder’s ability to perform its obligations hereunder.

2.3. Ownership of Subject Shares; Total Shares. The Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Liens or other restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”), except (a) as provided hereunder or in that certain Support Agreement, dated as of January 10, 2017 (the “Support Agreement”), by and among the Company, the entities and natural persons listed on Schedule A thereto and their Affiliates (as defined therein) or (b) pursuant to any applicable restrictions on transfer under the Securities Act. The Subject Shares listed on Schedule A opposite the Shareholder’s name constitute all of the Shares beneficially owned by the Shareholder as of the date hereof, and the Shareholder neither holds nor has any beneficial ownership in any other Equity Interest in the Company or any Company Subsidiary. Except pursuant to this Agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Subject Shares.

2.4. Voting Power. The Shareholder has full voting power (subject to the terms of the Support Agreement), with respect to the Shareholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Subject Shares. None of the Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder or in the Support Agreement.

2.5. Reliance. The Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Shareholder’s own choosing. The Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent or materially delay or impair the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact the Shareholder’s ability to perform its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represent and warrant to the Shareholder, jointly and severally, that:

3.1. Organization; Authorization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the transactions contemplated hereby.

3.2. Binding Agreement. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Shareholder) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SHAREHOLDER

The Shareholder hereby covenants and agrees that until the termination of this Agreement:

4.1. Voting of Subject Shares; Proxy.

(a) Subject to the terms of this Agreement, during the time this Agreement is in effect, at every annual or special meeting of the Company’s shareholders called, and at every adjournment or postponement thereof, the Shareholder shall, or shall cause the holder of record on any applicable record date to, include the Shareholder’s Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company’s shareholders and vote the Shareholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer and to the extent such matters are submitted for a vote at such meeting) (the “Vote Shares”) (i) in favor of (A) approval of the Merger Agreement and the transactions contemplated thereunder and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement or such other transaction on the date on which such meeting is held and (ii), to the extent it is submitted for a vote at such meeting, against (A) any Competing Proposal or (B) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition set forth in Annex II to the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder under this Agreement (including any proposal to change in any manner the voting rights of the Subject Shares).

Subject to the foregoing, the Shareholder shall retain at all times the right to vote the Subject Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth herein that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

(b) Subject to the terms of this Agreement, during the time this Agreement is in effect, the Shareholder hereby irrevocably grants to, and appoints, Parent and any senior executive officer thereof, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to attend any meeting of the Company’s shareholders on behalf of the Shareholder with respect to the matters set forth in Section 4.1(a), to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company’s shareholders, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of Company’s shareholders or any action by written consent in lieu of a meeting of Company’s shareholders in a manner consistent with the provisions of Section 4.1(a), in each case, in the event that (i) the Shareholder fails to comply with the obligations of the Shareholder set forth in Section 4.1(a) above, (ii) any Proceeding is commenced, or order entered, which challenges or impairs the enforceability or validity of the obligations of the Shareholder set forth in Section 4.1(a) or (iii) Parent notifies the Shareholder of its intent to exercise the proxy set forth in this Section 4.1(b). The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 5.2 hereof, is intended to be irrevocable in accordance with the provisions of Section 211(e) of the DGCL.

4.2. No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement and until this Agreement is terminated, the Shareholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than pursuant to any applicable restrictions on transfer under the Securities Act, on any such Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of the Shareholder’s Equity Interests in the Company, including any Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Subject Shares, (v) deposit or permit the deposit any of the Shareholder’s Equity Interests in the Company, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Shareholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. During the term of this Agreement, the Shareholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Equity Interests in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Shareholder may make Transfers of Subject Shares (a) to any affiliate of the Shareholder, in which case the Subject Shares shall continue to be bound by this Agreement and provided that any such transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer; or (b) as Parent may otherwise agree in writing in its sole discretion.

4.3. No Exercise of Appraisal Rights; Actions. The Shareholder (i) waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of the Shareholder’s Subject Shares that may arise with respect to the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company or any of their respective successors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement. For clarity, nothing in this Section 4.3 shall limit the rights of the Shareholder or its representatives to indemnification, exculpation or advancement of expenses under the Certificate of Incorporation or Bylaws (or comparable organizational documents) of the Company or any provision of the Merger Agreement or related agreement.

4.4. Documentation and Information. Except as required by applicable law (including without limitation the filing of a Schedule 13D or Schedule 13G or amendment thereto, as applicable, with the SEC which may include this Agreement as an exhibit thereto), the Shareholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent; provided, however, that such consent shall not be required to the extent that any such announcement is consistent with the prior public announcements made by the Company in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. The Shareholder consents to and hereby authorizes Parent and Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Shareholder’s commitments and obligations under this Agreement, and the Shareholder acknowledges that Parent and Sub may in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Shareholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.5 No Solicitation. (i) The Shareholder shall, and shall cause its Subsidiaries and its and their directors, officers and other representatives to, immediately cease and terminate any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Competing Proposal and (ii) from and after the date hereof until the earlier of the Acceptance Time and the termination of this Agreement, the Shareholder shall not, and shall cause its Subsidiaries and its and their directors, officers and other representatives not to, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, Competing Proposal or (C) enter into, continue or participate in any discussions or negotiations with any third person relating to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal..

4.6 Adjustments. In the event (a) of reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction affecting the Subject Shares or (b) that the Shareholder shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by the Shareholder immediately following the effectiveness of the events described in clause (a) or the Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. In the event that the Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other securities as though they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or e-mail (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows: (i) if to Parent or Sub, in accordance with the provisions of the Merger Agreement and (ii) if to the Shareholder, to the Shareholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Shareholder pursuant to the Merger Agreement as in effect on the date hereof, (iv) the mutual written consent of all of the parties hereto, and (v) a Change of Company Recommendation. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

5.5. Binding Effect; Benefit; Assignment. The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

5.6. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. (a) This Agreement and any legal Proceeding arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7. Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.8. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.10. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this this Section 5.10.

5.11 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or theory extends and such phrase shall not mean “if.” If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Except as otherwise indicated, all references in this Agreement to “Sections, and “Exhibits” are intended to refer to Sections of this Agreement and the Exhibits to this Agreement. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement,” “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12. Further Assurances. Parent, Sub and the Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

5.13. No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

5.14. Capacity as Shareholder. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity (including, without limitation, as a director, officer or employee of the Company) and, notwithstanding anything in this Agreement to the contrary, this Agreement shall not limit or otherwise affect the actions of the Shareholder or any affiliate, employee or designee of the Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

5.15 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and neither Parent nor Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

FORTIVE CORPORATION

By:	/s/ Emily Weaver
Name: Emily Weaver
Title: Vice President

FERN MERGER SUB INC.

By:	/s/ Rajesh Yadava
Name: Rajesh Yadava
Title: Vice President

[Signature Page to Tender and Support Agreement]

GILEAD CAPITAL LP

By:	/s/ Jeffrey A. Strong
Name: Jeffrey A. Strong
Title: Managing Partner

ADDRESS
157 Columbus Avenue, Suite 403
New York, New York 10023

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Shareholder	No. Shares
Gilead Capital LP	525,361

A-1